Exhibit 2.35

SECOND SUPPLEMENTAL INDENTURE

dated as of January 11, 2024

between

JBS USA HOLDING LUX S.À R.L.,

as Company,

and

REGIONS BANK

as Trustee

5.750% Senior Notes due 2033

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 11, 2024, by and between JBS USA HOLDING LUX S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 21 avenue de la Gare, L-1611, Luxembourg, Grand Duchy of Luxembourg, under registration with the Luxembourg Register of Commerce and Companies under number B 203.443 (the “Company”), and REGIONS BANK, as trustee (the “Trustee”).

RECITALS

WHEREAS, JBS USA Lux S.A. (prior to its merger into the Company), JBS USA Food Company and JBS USA Finance, Inc. (prior to its dissolution), each of the guarantors party thereto and the Trustee entered into the Indenture, dated as of June 21, 2022 (as supplemented from time to time, the “Indenture”), relating to the 5.750% Senior Notes due 2033 issued thereunder (the “Notes”);

WHEREAS, pursuant to a supplemental indenture, dated as of December 13, 2023, JBS Luxembourg Company S.à r.l. (formerly known as JBS Luxembourg S.à r.l.) became an “Issuer” for all purposes under the Notes and the Indenture;

WHEREAS, JBS USA Lux S.A. has merged with and into the Company, with the Company continuing its corporate existence under the laws of Luxembourg;

WHEREAS, Section 6.01 of the Indenture provides that JBS USA Lux S.A. may merge with or into another Person; provided that, among other conditions, the Person formed by any merger with or into JBS USA Lux S.A. (if other than JBS USA Lux S.A.) expressly assumes by a supplemental indenture executed and delivered to the Trustee all of the obligations of JBS USA Lux S.A. under the Notes and the Indenture;

WHEREAS, Section 10.01(a)(ii) of the Indenture provides that the Indenture may be amended or supplemented without notice to or consent of any Holder to provide for the assumption by a successor entity of the obligations of an Issuer under the Indenture;

WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing such assumption by the Company; and

WHEREAS, pursuant to Section 10.01(a)(ii) of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Assumption. The Company hereby assumes the due and punctual payment of the principal of or premium, if any, and interest on the Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture on the part of JBS USA Lux S.A. to be performed or observed.

Section 3. Notes. Notes authenticated and delivered after the execution of this Supplemental Indenture may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Supplemental Indenture.

Section 5. Agreement. The Company shall succeed to, and be substituted for, and may exercise every right and power of, JBS USA Lux S.A. under the Indenture and the Notes, with the same effect as if JBS USA Holding Lux S.À R.L., had been named as the Company (as defined in the Indenture) therein.

Section 6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect or the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 10. Effective Date. This Supplemental Indenture shall become effective on December 21, 2023.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

JBS USA HOLDING LUX S.À R.L.,
as Company

By:	/s/ Lucas Carracedo
	Name:	Lucas Carracedo
	Title:	Director

REGIONS BANK,
as Trustee

By:	/s/ Craig Kaye
	Name:	Craig Kaye
	Title:	Vice President

(Signature Page to Supplemental Indenture)